Exhibit 11.1

LENOX GROUP INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	13 WEEKS ENDED SEPTEMBER 29, 2007	13 WEEKS ENDED SEPTEMBER 30, 2006

Basic:
Net income	$4,122	$5,387

Weighted average number of common shares outstanding	13,826	13,758

Net income per common share – basic	$0.30	$0.39

Assuming Dilution:
Net income	$4,122	$5,387

Weighted average number of common shares outstanding	13,826	13,758

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	193	37

Weighted average number of common and common equivalent shares	14,019	13,795

Net income per common share – assuming dilution	$0.29	$0.39

LENOX GROUP INC.
COMPUTATION OF NET LOSS PER SHARE
(In thousands, except per share amounts)

	39 WEEKS ENDED SEPTEMBER 29, 2007	39 WEEKS ENDED SEPTEMBER 30, 2006

Basic:
Net loss	$(20,184)	$(42,881)

Weighted average number of common shares outstanding	13,808	13,743

Net loss per common share – basic	$(1.46)	$(3.12)

Assuming Dilution:
Net loss	$(20,184)	$(42,881)

Weighted average number of common shares outstanding	13,808	13,743

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	—

Weighted average number of common and common equivalent shares	13,808	13,743

Net loss per common share – assuming dilution	$(1.46)	$(3.12)